Exhibit 2.3

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of August, 2005 by and among Cantel Medical Corp., a Delaware corporation (“Purchaser”), Crosstex International, Inc., a New York corporation (“Crosstex”), and Richard Allen Orofino, a shareholder of Crosstex (the “Seller”).

R E C I T A L S:

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereby agree as follows:

A.                                   Crosstex is a manufacturer and distributor of high-quality infection control/single use disposable products (the “Business”).

B.                                     The only issued and outstanding class of Capital Stock of Crosstex is common stock, par value $.01 per share.  There are 120,592 shares of Crosstex common stock issued and outstanding of which 45,842 shares (the “Shares”) are owned by Seller.

C.                                     Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, all of the Shares, in consideration of and in accordance with the terms hereof.

Article 1

DEFINITIONS

1.1.                              Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Agreement”:  this Stock Purchase Agreement, as amended, supplemented or otherwise modified from time to time.

“Audited Balance Sheet”:  the balance sheet of Crosstex as at April 30, 2005 included in the Audited Financial Statements.

“Audited Financial Statements”:  has the meaning set forth in Section 3.15.

“Average Sales Price”:  has the meaning set forth in Section 5.4.2.

“Balance Sheet Date”:  June 30, 2005.

“Baseline EBIT”: $9,698,775, which is Crosstex’s EBIT for the fiscal year ended April 30, 2005 as derived from the Audited Financial Statements, as adjusted for executive salaries, executives’ deferred compensation plan expense, and agreed upon incremental estimated additional post-closing operating expenses and allocations in the amounts set forth on Schedule 2.5.2(A) hereto, all as calculated in the manner set forth on Schedule 2.5.2(A).

“Cantel Reports”:  has the meaning set forth in Section 4.8.

“Cantel Shares”:  shares of fully paid and nonassessable common stock, par value $.10 per share, of Purchaser.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a partnership or other Person (other than a corporation).

“Cash Consideration”:  has the meaning set forth in Section 2.1.

“Charter Document”:  articles of incorporation, certificate of incorporation, or other document of incorporation.

“Closing”:  has the meaning set forth in Section 2.2.

“Closing Date”:  has the meaning set forth in Section 2.2.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

“Computation Methods”: has the meaning set forth in Section 2.5.1.

“Contingent Purchase Price”:  has the meaning set forth in Section 2.5.

“Contracts”:  has the meaning set forth in Section 3.16.

“Contractual Obligation”:  as to any Person, any provision of any Contract to which such Person is a party or by which it or any of its property is bound.

“Convertible Securities”:  options, warrants, calls, subscriptions or other commitments or rights of any nature (including conversion rights, exchange rights, stock appreciation rights, rights to participate in revenues or profits, rights to demand registration or to sell in connection with any registration statement) with respect to issued and outstanding Capital Stock, or to purchase or subscribe for Capital Stock, or securities convertible into or exchangeable for Capital Stock.

“Covered Shares”: has the meaning set forth in Section 5.4.1.

“EBIT”:  has the meaning set forth in Section 2.5.4.

“EBIT CAGR”:  has the meaning set forth in Section 2.5.

“Environmental Law”:  means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1201 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 641 et seq. and any other federal, state, local, or other governmental statute, regulation, law, published and legally binding guidance document, ordinance, common law cause of action, judicial or administrative decision, order, decree or other Requirement of Law relating to an Environmental Matter.

“Environmental Matter”:  means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, health or safety of employees or any matter arising out of, relating to, or resulting from emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings or facilities, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

“Escrow Agreement”:  has the meaning set forth in Section 2.4.

“Escrow Fund”:  has the meaning set forth in Section 2.3.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time, and the regulations and rulings issued thereunder.

“Executives”:  has the meaning set forth in Section 5.3.1.

“Family Member”:  means father, mother, husband, wife, son, daughter, sister, brother, uncle, aunt, nephew, niece, first cousin, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, or daughter-in-law.

“First Target Year”:  has the meaning set forth in Section 2.5.1.

“FTC”:  Federal Trade Commission.

“GAAP”:  generally accepted accounting principles in the United States of America, in effect from time to time.

“Governmental Authority”:  any nation or government, and any state, county or other governmental authority or any political subdivision thereof and any federal, state, county, local or foreign entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation the Food and Drug Administration (“FDA”) and the Environmental Protection Agency (“EPA”).

“Hazardous Substance”:  means any pollutant, contaminant, hazardous or extremely hazardous substance, or waste, solid waste, asbestos and asbestos-containing material, polychlorinated biphenyls (PCBs) and PCB-containing equipment, petroleum or any fraction thereof, or any other chemical, substance, or material currently identified in any Environmental Law as being a “hazardous substance,” “pollutant,” “contaminant” or words of similar meaning.

“HSR Act”:  has the meaning set forth in Section 2.7.

“HSR Form”:  has the meaning set forth in Section 2.7.

“Intellectual Property”:  has the meaning set forth in Section 3.21.

“IRS”:  the Internal Revenue Service.

“Leases”:  has the meaning set forth in Section 3.17.

“Liabilities”:  has the meaning set forth in Section 3.25.

“Lien”:  any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest or agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Material Adverse Effect”:  in respect of a specified party, a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the specified party, (b) the ability of the specified party to perform its obligations under this Agreement, or (c) the validity or enforceability against the specified party of this Agreement or the rights or remedies of the other party hereunder; provided, however, that a Material Adverse Effect shall not include any effect arising out of or attributable to (i) changes that generally affect companies in the Business (including legal and regulatory changes), (ii) general economic changes affecting the United States or foreign securities or currency markets generally, (iii) changes resulting from earthquakes, hostilities, sabotage, military conflicts or acts of foreign or domestic terrorism, or any escalation or material worsening of any such hostilities, sabotage, military conflicts, or foreign or domestic terrorism existing or underway as of the date hereof, (iv) the effect of any action taken by Purchaser or any affiliate of Purchaser with respect to Seller, Crosstex, or the Business, (v) changes in applicable laws or accounting rules, (vi) any matter which Purchaser has actual knowledge thereof on the date hereof; or (vii) the disclosure of the execution of this Agreement and the transactions contemplated hereby.

“NAV Balance Sheet”:  has the meaning set forth in Section 5.3.1.

“NAV Refund Amount”:  has the meaning set forth in Section 5.3.3.

“Net Asset Value”:  has the meaning set forth in Section 5.3.2.

“New York Law”:  the Business Corporation Law of the State of New York, as amended from time to time.

“NYSE”:  The New York Stock Exchange.

“Permits”:  has the meaning set forth in Section 3.11.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plans”:  has the meaning set forth in Section 3.27.

“Purchase Price”:  has the meaning set forth in Section 2.1.

“Real Property”:  has the meaning set forth in Section 3.17.

“Requirement of Law”:  as to any Person, any statute or law, treaty, ordinance, rule or regulation or any judgment, decree, order, regulation, rule or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Registration Statement”:  has the meaning set forth in Section 5.7.

“SEC”:  Securities and Exchange Commission.

“Second Target Year”:  has the meaning set forth in Section 2.5.1.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares”:  has the meaning set forth in Recital B.

“Stock Consideration”:  has the meaning set forth in Section 2.1.

“Shareholders”:  individually and collectively, Arlene Steinberg-Fisher, Frank Richard Orofino, Jr., Richard Allen Orofino, Gary Steinberg and Mitchell Steinberg.

“Subsidiary”:  as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  A Subsidiary, as to any Person, shall include a partnership which has such Person or a Subsidiary of such Person as a general partner of such partnership.

“Tangible Property”:  has the meaning set forth in Section 3.20.

“Target Period”:  has the meaning set forth in Section 2.5.3.

“Target Year”:  the First Target Year, the Second Target Year, and/or the Third Target Year, as the context may indicate.

“Taxes”:  shall mean (a) any and all federal, state, county, local and foreign taxes, levies, assessments, impositions, and other governmental charges including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupancy, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including without limitation all health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, and (b) any liability for the payment of any such amounts as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

                                                                                                “Tax Returns” means all required federal, state, local and foreign returns (including information returns), estimates, notices, forms, declarations, reports and statements (including any and all schedules and attachments thereto) relating to any and all Taxes concerning or attributable to Crosstex or its operations or business.

“10b5-1 Plan”:  has the meaning set forth in Section 5.4.1.

“Third Target Year”:  has the meaning set forth in Section 2.5.1.

“Three Year CAGR”:  has the meaning set forth in Section 2.5.2(B)(2)(i).

“Trading Period”  has the meaning set forth in Section 5.4.1.

“Two Year CAGR”:  has the meaning set forth in Section 2.5.2(B)(1)(i).

1.2.                              Other Definitional Provisions; Interpretation.

1.2.1.                     Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other agreement, instrument or document made or delivered pursuant hereto.

1.2.2.                     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

1.2.3.                     The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

1.2.4.                     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.                              Schedules and Exhibits.  The following is a list of Schedules and Exhibits that are appended to and deemed a part of this Agreement:

Schedule 2.5.2(A)	Baseline EBIT Model
Schedule 2.5.2(B)	Compounded Annual Growth Rate
Schedule 2.5	Contingent Purchase Price Model
Schedule 3.2	Foreign Qualification
Schedule 3.3	Consents
Schedule 3.8	No Violation
Schedule 3.9	No Material Adverse Change
Schedule 3.10	Tax Matters
Schedule 3.11(a)	Compliance with Laws – Notice of Violation
Schedule 3.11(b)	Compliance with Laws – Governmental Directives
Schedule 3.11(d)	Permits
Schedule 3.11(e)	ISO Certifications
Schedule 3.12	Consents
Schedule 3.14	Litigation, Disputes
Schedule 3.15	Financial Statements
Schedule 3.16	Material Contracts
Schedule 3.17	Real Estate Leases
Schedule 3.18	Officers, Directors, Employees
Schedule 3.19	Accounts Receivable
Schedule 3.20	Fixed Assets and Depreciation
Schedule 3.21	Intellectual Property
Schedule 3.23	Liens
Schedule 3.24	Accounts Payable

Schedule 3.25	Liabilities
Schedule 3.26	Suppliers and Customers
Schedule 3.27	Employee Benefit Plans
Schedule 3.28	Insurance
Schedule 3.29	Operations of Crosstex
Schedule 3.29.8	Bonuses
Schedule 3.30	Potential Conflicts of Interest
Schedule 3.31	Bank Accounts
Schedule 3.32	Inventories
Schedule 3.34	Environmental Matters
Schedule 3.35	Inspections
Schedule 5.2	Assets to be Conveyed
Schedule 5.3	NAV Balance Sheet
Schedule 5.4	10b5-1 Trading Plan

EXHIBITS

Exhibit 2.4	Escrow Agreement
Exhibit 6.1.11	Seller’s Counsel Opinion
Exhibit 6.2.6	Purchaser’s Counsel Opinion

Article 2

PURCHASE AND SALE OF THE SHARES

2.1.                              Purchase and Sale of the Shares.  On the terms and subject to the conditions of this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, assigns, transfers and conveys to Purchaser, all of the Shares.  In consideration for the Shares, Purchaser will pay to Seller the following purchase price (the “Purchase Price”): (i) cash consideration of $16,784,813.17 (the “Cash Consideration”), subject to Section 2.8, 5.3 and 5.6 and subject to the delivery of the Escrow Fund out of the Cash Consideration in accordance with Sections 2.3 and 2.4, (ii) 93,216 Cantel Shares (the “Stock Consideration”), such number of shares being the quotient (rounded to the nearest whole share) of (A) $1,643,859.64 divided by (B) $17.635 (the average per share closing sales price of shares of Cantel common stock (rounded to four decimal places), as reported by the NYSE, over the ten consecutive trading day period ending on the trading day immediately preceding the date hereof), and (iii) the Contingent Purchase Price, if any, determined in accordance with Section 2.5.

2.2.                              Closing.  The purchase and sale of the Shares contemplated by this Agreement shall be consummated at a closing (the “Closing”) at the offices of Ruskin Moscou Faltischek, P.C., 190 EAB Plaza, East Tower, 15th Floor, Uniondale, New York 11556.  The Closing shall occur on the date hereof (the “Closing Date”).  The execution and delivery of this Agreement, and the Closing hereunder, shall not be deemed legally binding until 11:59:01 pm on the Closing Date; provided, however, that at such time, the purchase and sale of the Shares shall be deemed effective for all purposes retroactive to 12:01 am on the Closing Date.

2.3.                              Payment of the Purchase Price and Delivery of the Shares.  At the Closing (a) Purchaser shall deliver to Seller, by certified or bank cashier’s check or wire transfer,  $16,050,309.11 of the Cash Consideration (subject to adjustment pursuant to Section 2.8 and 5.6), (b) Purchaser shall deliver to Seller the full Stock Consideration, (c) Purchaser shall deliver $734,504.06 (the “Escrow Fund”), which constitutes the balance of the Cash Consideration, to the Escrow Agent in accordance with Section 2.4, and (d) Seller shall deliver to Purchaser certificates evidencing the Shares duly endorsed in blank or with stock transfer powers executed by Seller in a form approved by Purchaser.

2.4.                              Escrow.  At the Closing, the Escrow Fund will be delivered by Purchaser to, and held in escrow by Ruskin Moscou Faltischek, P.C., as security for the (i) payment by Seller of any NAV Refund Amount and (ii) the indemnity obligations of Seller set forth in Article 7.  The Escrow Fund shall be subject to the terms of an Escrow Agreement substantially in the form annexed hereto as Exhibit 2.4 (the “Escrow Agreement”), which shall terminate eighteen (18) months from the Closing Date in accordance with the terms thereof.

2.5.                              Contingent Purchase Price.  As contingent consideration for the Shares, Purchaser will pay to Seller, as described below, a three-year cumulative earnout of up to an aggregate of $3,041,130 based on the achievement of specified targets (the “Targets”) of compounded annual growth rate in EBIT (“EBIT CAGR”) of Crosstex (calculated in accordance with Schedule 2.5.2(B)) as measured against the Baseline EBIT, but subject to the terms and conditions of this Section 2.5.  The additional contingent consideration (the “Contingent Purchase Price”) shall be determined and payable as follows:

2.5.1.                     For the purpose of computing the Contingent Purchase Price due with respect to each of the twelve-month periods ending July 31, 2006 (the “First Target Year”), July 31, 2007 (the “Second Target Year”), and July 31, 2008 (the “Third Target Year”), Purchaser will make the computations set forth in Sections 2.5.2(A) and 2.5.2(B), comparing both of the computation methods therein (the “Computation Methods”).  The Computation Method yielding the higher Contingent Purchase Price to Seller for the period in question shall be the Computation Method selected with respect to such period so as to maximize the Contingent Purchase Price over the three-year period ending July 31, 2008; provided, however, that except as provided in Section 2.5.2(A)(2), in no event shall the aggregate Contingent Purchase Price payable to Seller hereunder exceed $2,787,703, plus an additional $253,428 if the test under Section 2.5.2(A)(2) is satisfied..  For the First Target Year the Computation Method set forth in Section 2.5.2(A) is the only applicable method for determining the Contingent Purchase Price.

2.5.2.                     The Computation Methods are as follows:

(A)                              Annual Computation Method.

1.               Subject to Section 2.5.6, for any Target Year, if the EBIT CAGR, as measured against the Baseline EBIT, is:

i.                  less than 4.5% for such Target Year, the Contingent Purchase Price due to Seller for such Target Year shall be zero ($0).

ii.               at least 4.5% and up to 9% for such Target Year, the Contingent Purchase Price due to Seller for such Target Year will range from $371,694 to $929,233, determined in accordance with Schedule 2.5.

iii.            equal to or greater than 9% for such Target Year, the Contingent Purchase Price due to Seller for such Target Year will be $929,234.

2.                                       Subject to Section 2.5.6, if the increase in EBIT is at least 9% for each and every Target Year, as measured against EBIT for the immediately preceding twelve month period ending July 31, then, in addition to the amount of Contingent Purchase Price otherwise payable under this Section 2.5.2, Seller shall be entitled at the end of the Third Target Year, to an additional payment of Contingent Purchase Price equal to $253,428.

(B)                                Cumulative Computation Method.

1.                                       Two-Year Cumulative Computation.

For the two-year period ending July 31, 2007 (the “Two-Year Period”), subject to Section 2.5.6, the Contingent Purchase Price for the Two-Year Period shall be computed as follows under this Computation Method:

i.                              if the EBIT CAGR for the Two-Year Period, as measured against the Baseline EBIT (the “Two-Year CAGR”), is less than 4.5%, the Contingent Purchase Price due to Seller for the Two-Year period shall be zero ($0).

ii.                           if the Two-Year CAGR, as measured against the Baseline EBIT, is at least 4.5% and up to 9%, Seller will be entitled to a cumulative Contingent Purchase Price for the Two-Year Period ranging from $743,387 to $1,858,468 (inclusive of the Contingent Purchase Price, if any, paid to Seller for the First Target Year), determined in accordance with Schedule 2.5.

iii.                        if the Two-Year CAGR, as measured against the Baseline EBIT, is equal to or greater than 9%, Seller will be entitled to a cumulative Contingent Purchase Price for the Two-Year Period of $1,858,469 (inclusive of the Contingent Purchase Price, if any, paid to Seller for the First Target Year).

2.                                       Three-Year Cumulative Computation.

For the three-year period ending July 31, 2008 (the “Three-Year Period”), subject to Section 2.5.6, the Contingent Purchase Price for the Three-Year Period shall be computed as follows under this Computation Method:

i.                              if the EBIT CAGR for the Three-Year Period, as measured against the Baseline EBIT (the “Three-Year CAGR”), is less than 4.5%, the Contingent Purchase Price due to Seller for the Three-Year Period shall be zero ($0).

ii.                           if the Three-Year CAGR, as measured against the Baseline EBIT, is at least 4.5% and up to 9%, Seller will be entitled to a cumulative Contingent Purchase Price for the Three-Year Period ranging from $1,115,081 to $2,787,702 (inclusive of the Contingent Purchase Price, if any, paid to Seller for the First Target Year and the Second Target Year, whether under the Annual Method or the Cumulative Method), determined in accordance with Schedule 2.5.

iii.                        if the Three-Year CAGR, as measured against the Baseline EBIT, is equal to or greater than 9%, Seller will be entitled to a cumulative Contingent Purchase Price for the Three-Year Period of $2,787,703 (inclusive of the Contingent Purchase Price, if any, paid to Seller for the First Target Year and the Second Target Year, whether under the Annual Method or the Cumulative Method).

2.5.3.                                                                     Each of the Target Years, the Two-Year Period and the Three-Year Period is sometimes referred to herein as a “Target Period.”

2.5.4.                                                                     For purposes of this Section 2.5, “EBIT” shall mean, for any Target Year, the operating income of Crosstex from continuing operations during such Target Year before provision for interest and income taxes, but after provision for those corporate expenses specific or attributable or allocable to Crosstex’s operations identified on Schedule 2.5.2(A) and reflected in the calculation of Baseline EBIT, determined in accordance with GAAP.  During each Target Year, for purposes of calculating EBIT hereunder, Purchaser shall cause Crosstex to consistently follow the same accounting principles, practices, procedures and classifications (to the extent in compliance with GAAP and other Requirements of Law, but subject to Section 2.5.8) used in calculating Baseline EBIT.  EBIT shall exclude income and losses from the sale or other disposition of assets not in the ordinary course of business and from transactions accounted for as extraordinary events in accordance with GAAP.  Purchaser agrees to act in good faith and in a commercially reasonable manner, using historical practices consistently applied, in allocating insurance expense (the only corporate expense item to be allocated by Purchaser among its subsidiaries) for purposes of computing EBIT.  Purchaser and Seller agree that the memorandum of Purchaser to Crosstex dated August 1, 2005, a copy of which has been initialed by Purchaser and Seller, reflects the intention and agreement of the parties with respect to the Contingent Purchase Price and this Section 2.5.

2.5.5.                                                                     The Contingent Purchase Price shall be payable as soon as practicable following completion of Purchaser’s annual audited financial statements, but in any event within seventy five (75) days following the end of each Target Period to which such payment relates; provided, however, that if the Target Computations (as defined in Section 2.5.7) are not accepted by Seller within said time period, the Contingent Purchase Price shall be payable five (5) days following the date the Target Computations (and Targets, if applicable) are finalized in accordance with Section 2.5.7.  Notwithstanding anything else herein to the contrary, if Seller’s employment by Purchaser is terminated without cause or for Good Reason (as such terms are defined in Seller’s Employment Agreement), then, for the Target Year in which the termination occurred and each and every Target Year thereafter (if any),  Purchaser shall be obligated to pay to Seller the Contingent Purchase Price that would otherwise have been payable to Seller in accordance with the terms of Section 2.5 had (a) the EBIT CAGR for such Target Year(s), as measured against the Baseline EBIT, been the higher of (i) 9% or (ii) the actual amount thereof and (b) the Gross Margin requirement under Section 2.5.6 for each of such Target Years been satisfied, whether or not Crosstex actually achieves any of the Targets or satisfied such Gross Margin requirement during such Target Year(s).

2.5.6.                                                                     Subject to the last sentence of Section 2.5.5, but notwithstanding anything herein to the contrary, in no event shall a Contingent Purchase Price be payable for any Target Period (determined under the annual or cumulative method) unless Crosstex maintains a fully absorbed GAAP-based gross margin of at least 30.32% for such Target Period, as derived from the annual financial statements of Crosstex (the “Gross Margin”), which Gross Margin shall be determined on a blended basis for the Two-Year Period and Three-Year Period.  Subject to Section 2.5.8, Gross Margin shall be calculated in accordance with GAAP.  The parties acknowledge and agree that the Gross Margin as reflected in the Audited Financial Statements for the fiscal years ended April 30, 2003, 2004 and 2005 are 33.75%, 36.42% and 37.75%, respectively.

2.5.7.                                                                     Within thirty (30) days following the end of each Target Year, Purchaser shall deliver to Seller a detailed computation of EBIT, EBIT CAGR and Gross Margin for such Target Year, as well as the Two-Year CAGR or Three-Year CAGR to the extent applicable (collectively, the “Target Computations”). During the Target Periods (and for six months thereafter), Seller and their advisors shall have reasonable access during normal business hours to the books and records of Crosstex to the extent reasonably necessary to review Purchaser’s determination of the Target Computations or to determine the periodic progress of Crosstex toward the achievement of the Targets.  Within twenty (20) days of receipt of the Target Computations for a given Target Period, Seller shall give written notice to Purchaser (i) accepting the computations, or (ii) requesting that one or more of the computations be audited or reviewed for accuracy, at Seller’s own expense, by Hilary Nelson, CPA (if not then employed by Purchaser or an affiliate of Purchaser) or an “SEC qualified” independent accounting firm (the “Accounting Firm”), or (iii) rejecting one or more of the computations. If an audit or review is requested, the Accounting Firm shall be requested to complete the audit or review within forty-five (45) days following the request for an audit or review.  Promptly following any rejection of a computation, or upon the Accounting Firm presenting its audit or review report thereon, Seller and Purchaser shall have twenty-one (21) days to agree on or negotiate a final settlement.  Any claim or dispute between Seller and Purchaser with respect to this Section 2.5.7 or Section 2.5.8 that cannot be resolved within twenty-one (21) days following the commencement of good faith negotiations between the parties shall be submitted to and decided by arbitration in accordance with Section 10.17.  If Seller fails to give Purchaser a notice hereunder within said ten (10) day period, the Target Computations prepared by Purchaser for the relevant Target Period shall be deemed correct and approved in all respects by Seller.  In the event an audit or review results in any changes in favor of Seller to the Target Computations for a given Target Period, which thereby result in the payment of either (i) any Contingent Purchase Price to Seller (where Purchaser’s Target Computations indicated that no Contingent Purchase Price was payable) or (ii) an increase of more than $50,000  in the amount of a Contingent Purchase Price due to Seller over the amount indicated by Purchaser’s Target Computations), then Purchaser shall be responsible for the full cost and expense of the Accounting Firm in connection with such audit or review.  Notwithstanding anything to the contrary, to the extent that there is no dispute among the parties with respect to the achievement of the Target Computation, the undisputed portion of the Contingent Purchase Price shall be paid to Seller in accordance with the terms of Section 2.5.  Upon Seller’s request, Purchaser shall provide reasonable verification of the insurance allocation referenced in Section 2.5.4.

2.5.8.                     Schedule 2.5 presents the Targets that Seller and Purchaser have agreed upon for each of the Target Periods.  The parties acknowledge and agree that the basis for determining the Targets has been fully agreed to by the parties.  If either (A) (i) changes in GAAP or other Requirements of Law result in the inability of Crosstex to consistently follow the same accounting principles, practices, procedures and classifications for purposes of calculating EBIT or Gross Margin or (ii) Crosstex, implements a material change in its business during the Target Periods that is approved by Purchaser (e.g., the acquisition of a business or new product line or other transaction not in the ordinary course of business), and (B) either Purchaser or Seller reasonably believe that such event will either materially facilitate or impede the ability of Seller to obtain or maximize the Contingent Purchase Price then Purchaser or Seller, as the case may be, shall give prompt notice to the other party of its desire to negotiate a change to the Targets or Gross Margin.  Following delivery of such notice appropriate changes to the Targets or Gross Margin shall be negotiated in good faith by Purchaser and Seller acting promptly and reasonably so as to preserve as nearly as possible the relative economic benefits of Section 2.5.  In the event that the parties fail to reach an agreement on whether a change to the Targets or Gross Margin is warranted or as to the magnitude of any such change, and either Purchaser or Seller believe that such change resulted or would result in either an excessive or deficient payment of the Contingent Purchase Price as contemplated hereunder with respect to the relative economic benefits of the parties, then the provisions for resolution of disputes under Section 2.5.7 shall apply.  Purchaser acknowledges and agrees that the Targets and Gross Margin agreed to by the parties do not constitute a representation, warranty or covenant by Crosstex or Seller regarding the future performance of Crosstex or the ability of the parties to achieve the Targets and Gross Margin, and the failure of Crosstex to achieve the Targets shall not be deemed a breach of any representation, warranty or covenant of this Agreement.

2.6.                              Cooperation on Taxes.  After the Closing, each of Purchaser and Seller will, at the sole cost and expense of the requesting party as to out-of-pocket expenses, provide the other parties with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Returns and related statements, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes and each will retain and provide any of the other parties with any records or information that may be relevant to any such Tax Returns and statements, audit, examination, proceeding or claim.

2.7.                              HSR Notification and Report.  On or about July 1, 2005, Purchaser and Crosstex each filed a Notification and Report Form (the “HSR Form”) with the FTC and the U.S. Department of Justice in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the “HSR Act”).  The parties acknowledge and agree that the “waiting period” under the HSR Act has terminated.

2.8.                              Closing Adjustments.  The amount of the Cash Consideration payable to Seller at the Closing shall be reduced by an amount (the “Adjustment Amount”) equal to the product of (A) 32.76% and (B) the sum of the following Liabilities of Crosstex (the “Assumed Obligations”) to the extent outstanding immediately prior to the Closing, whether or not then currently due: (i) the mortgage loan of Crosstex related to its property located at 10 Ranick Road, Hauppauge, New York, (ii) any and all other debt of Crosstex owing to J.P. Morgan Chase, including, without limitation, term loans and equipment loans, (iii) notes payable for treasury stock, (iv) any and all deferred compensation payable by Crosstex, including, without limitation, unfunded executive deferred compensation for Frank Orofino, (v) the accrued employee bonus pool of Crosstex in the amount of $825,000 (inclusive of the employer share of employment taxes) disclosed in Schedule 3.29.8, (vi) any and all prepayment fees, charges and penalties payable in connection with prepayment of the mortgage and other debt required hereunder and (vii) loan receivable for life insurance premiums.  Purchaser shall (i) at the Closing deliver to Crosstex an amount equal to the Adjustment Amount and (ii) at the Closing or as soon as practicable thereafter cause Crosstex to satisfy the Assumed Obligations in full.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

In order to induce Purchaser to enter into this Agreement and to purchase the Shares and consummate the other transactions contemplated herein, Crosstex and Seller makes each of the representations and warranties set forth in this Article 3.  Where any representation or warranty contained in any provision of this Article 3 is expressly qualified by reference to the “knowledge” of Seller or Crosstex, such term shall mean to the actual knowledge, information and belief of any one or more of the Shareholders as to the matters that are the subject of such representations and warranties.  Subject to the foregoing, Crosstex and Seller jointly and severally represent and warrant as follows as of the date hereof:

3.1.                              Organization.  Crosstex is a corporation duly organized, validly existing and subsisting under New York Law and has the full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its businesses in all material respects as it is now being conducted.

3.2.                              Qualification.  Crosstex is duly qualified as a foreign corporation to transact business in the jurisdictions set forth in Schedule 3.2, which are the only jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Crosstex.

3.3.                              Authority.  Crosstex and Seller have all requisite corporate power and authority to execute, deliver and perform this Agreement and have taken all necessary corporate action to authorize the execution, delivery and performance by it, him or her of this Agreement and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Crosstex and Seller, and constitutes legal, valid and binding obligations of Crosstex and Seller enforceable against Crosstex and Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.  Except as set forth in Schedule 3.3, any and all consents, approvals and authorizations of Crosstex and Seller required or necessary to consummate the transaction contemplated by this Agreement have been obtained by Crosstex and Seller.

3.4.                              Capitalization; Title to Shares.  Crosstex’s authorized Capital Stock consists of five hundred thousand (500,000) shares of common stock, par value $.01 per share (“Crosstex Stock”), of which 120,592 shares are issued and outstanding as of the date hereof.  No other class of Capital Stock of Crosstex is authorized or outstanding.  All of the issued and outstanding shares of Crosstex Stock are (i) owned by Gary Steinberg, Richard Allen Orofino, Frank Richard Orofino, Jr., Mitchell Steinberg and Arlene Steinberg-Fisher (collectively, the “Shareholders”) and (ii) duly authorized and are legally and validly issued, fully paid and nonassessable.  Seller is the beneficial and record owner of 45,842 shares of Crosstex Stock, all of which constitutes the Shares hereunder.  Seller and each of the other Shareholders owns good and valid title to his or her shares of Crosstex Stock free and clear of all Liens whatsoever, with full power and authority to transfer and convey the same.  Seller will convey to Purchaser at the Closing, good, valid and marketable title to the Shares free and clear of all Liens whatsoever, other than restrictions on transfer under federal or state securities laws.

3.5.                              Convertible Securities.  There are no outstanding (a) Convertible Securities to acquire or otherwise related to the Shares or any other Capital Stock of Crosstex; (b) shares of Capital Stock of Crosstex reserved or set aside as treasury shares for any purpose and no shareholder of Crosstex has preemptive rights; (c) voting trusts or other agreements or understandings with respect to the voting of shares of any class of Capital Stock of Crosstex, (d) Contracts of any kind relating to the issuance, sale, transfer, and/or assignment of any Capital Stock or Convertible Securities of Crosstex; or (e) Shares pledged as collateral to secure any agreement or obligation, except as contemplated by this Agreement.

3.6.                              Subsidiaries.  Crosstex has no Subsidiaries or “variable interest entities” (as such term is used in GAAP) and is not a party to any partnership or joint venture agreement or arrangement.  Crosstex does not own, directly or indirectly, or have any right or obligation to acquire, any Capital Stock or other equity or ownership interest in or of any corporation, partnership or other Person.

3.7.                              Charter Document and By-laws.  Seller has delivered to Purchaser true, correct and complete copies of the Charter Document and by-laws of Crosstex, and all amendments thereto as of the date hereof.  The Charter Document delivered hereunder has been certified by the Secretary of State of New York.

3.8.                              No Violation.  Except as set forth on Schedule 3.8, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Charter Document or By-laws of Crosstex or will (a) violate, or be in conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Crosstex under, any Contractual Obligation to which any Shareholder or Crosstex is a party or by which any Shareholder or Crosstex is bound, or to which the property of any Shareholder or Crosstex is subject, except where such violation, conflict, breach, default, termination, acceleration or Lien would not have a Material Adverse Effect; or (b) to the knowledge of Seller or Crosstex, violate any Requirement of Law of any Governmental Authority to which any Shareholder or Crosstex is subject, except where such violation would not have a Material Adverse Effect.

3.9.                              No Material Adverse Change.  Except as set forth in Schedule 3.9, since April 30, 2005, Crosstex has conducted its business in all material respects only in the ordinary and usual course and there has been no material adverse change in the assets, liabilities, properties, business or condition, financial or otherwise, of Crosstex, and to the knowledge of Seller and Crosstex, no event or condition exists or has occurred which would, so far as reasonably can be foreseen at this time, have a Material Adverse Effect, and there has been no damage, destruction or loss affecting a material portion of the assets, properties, business or condition of Crosstex, whether or not covered by insurance.

3.10.                        Tax Matters.  (a)       Since its date of incorporation, Crosstex has filed or caused to be filed (on a timely basis) or has received appropriate extensions of time to file all Tax Returns that are or were required to be filed by it as of the date hereof, each of which Tax Returns is true, correct and complete in all material respects.  Crosstex has delivered to Purchaser a copy of its April 30, 2004 Japan branch office income tax return and all other income tax, sales tax and property Tax Returns filed by it since April 30, 2004.

(b)                                 Crosstex has timely paid all Taxes shown on its Tax Returns to the extent such Taxes had become due as of April 30, 2005, or has accrued in accordance with GAAP by specifically identified provision on its Audited Financial Statements as at April 30, 2005, all Taxes for or with respect to all periods ending on or before April 30, 2005 to the extent the Taxes had not become due on or before such date.  In addition, Crosstex has paid all Taxes shown on its Tax Returns for periods ending on or before the Closing Date to the extent such Taxes became due on or before such Date, or has accrued in accordance with GAAP by specifically identified provision on its books and records, all Taxes for periods ending on or before the Closing Date to the extent such Taxes have not yet become due on or before such Date. The accruals and reserves for Taxes reflected in the Audited Financial Statements are adequate to cover all taxes accruable through April 30, 2005 in accordance with GAAP.

(c)                                  Except as disclosed in Schedule 3.10, no Tax Return of Crosstex has been audited by the relevant taxing authority and no such audit is in progress or to the knowledge of Seller or Crosstex, threatened.  Crosstex has not given or been requested to give a waiver or extension (or is or would be subjected to a waiver or extension given by another Person) of any statute of limitations relating to the assessment or payment of any Tax, which waiver or extension has not since expired.

(d)                                 Except as disclosed in Schedule 3.10 or in the Audited Financial Statements as of April 30, 2005, to the knowledge of Seller or Crosstex, there exists no proposed Tax assessment against Crosstex and no claim concerning the Tax liability of Crosstex has been raised by any Governmental Authority in writing.

(e)                                  All Taxes which Crosstex is or was required by Requirement of Law to withhold or collect in connection with amounts (whether in cash or in property, including stock and stock options) paid or owing to any employee have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

(f)                                    Crosstex has (a)  never at any time during the last six years been a member of an “affiliated group” (as defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year, (b) never been a party to any Tax sharing, indemnification or allocation agreement, (c) no liability for the Taxes of any Person other than Crosstex under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise, and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(g)                                 Crosstex is not and has not been at any time a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h)                                 No written claim has been made by any governmental authority in a jurisdiction where Crosstex does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(i)                                     Crosstex has never distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code.

(j)                                     Crosstex will not be required to include any material item of income in, or exclude any deduction from, taxable income for any taxable period ending after the Closing Date as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) or 263A of the Code (or any corresponding provision of state, local or foreign law); (2) any closing agreement (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign law) executed on or prior to the Closing Date; (3) any installment sale or open transaction disposition made on or before the Closing Date; or (4) any prepaid amount received on or prior to the Closing Date.

(k)                                  Crosstex has never made any payments, nor is it a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G of the Code.

(l)                                     There are no liens for Taxes upon the assets of Crosstex, other than liens for Taxes that are being contested in good faith by appropriate proceedings.

(m)                               Crosstex has no liability for the payment of any Taxes as a result of any explicit or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

3.11.                        Compliance with Laws.  Except to the extent that any non-compliance would not have a Material Adverse Effect: (a) except as set forth in Schedule 3.11(a), Crosstex is in compliance with each Requirement of Law, and since January 1, 2000, Crosstex has not received notice from any Governmental Authority alleging a violation by it of any Requirement of Law (i) applicable to it or its business, including without limitation regulations promulgated by the FDA, EPA, OSHA or any other Governmental Authority regulating the industry of Crosstex or the products produced, manufactured, serviced or marketed by Crosstex or (ii) which otherwise is applicable to it involving the design, manufacture, labeling, testing, inspection, storage, sale, marketing, servicing or distribution of any of its products or services; (b) except as set forth in Schedule 3.11(b), since January 1, 2000, Crosstex has not received any directives or orders from any Governmental Authority materially affecting any of its products or facilities; (c) Crosstex has all licenses, consents, franchises, orders, authorizations, notifications, approvals and other permits granted by Governmental Authorities material to the conduct of its business as presently conducted (collectively, the “Permits”); (d) all Permits are listed in Schedule 3.11(d) and are in full force and effect and in good standing, no violations or defaults exist or have been recorded in respect of any Permit, and no proceeding is pending, or, to the knowledge of Seller or Crosstex, threatened, to revoke or limit any Permit and (e) Schedule 3.11(e) is a true, correct and complete list of the ISO certifications of Crosstex (if any), and Crosstex is in compliance with such certifications in all material respects.  Except as set forth in Schedule 3.11(a), Crosstex has not marketed and is not currently marketing any device or providing any service in violation of the Food, Drug and Cosmetics Act, as amended (the “FDC Act”) and is in compliance, in all material respects, with all manufacturing and quality assurance standards and other requirements under the FDC Act, FDA regulations and each other Requirement of Law applicable to Crosstex except to the extent any such non-compliance would not have a Material Adverse Effect.

3.12.                        No Consents.  Except for applicable requirements of the Securities Act, Exchange Act, the HSR Act, the NYSE and state securities laws, and except as set forth on Schedule 3.12, no action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Crosstex and Seller, and the consummation by Seller of the transactions contemplated hereby.

3.13.                        Loan Agreements.  There is no Contract to which Crosstex is a party that evidences indebtedness of Crosstex for money borrowed except for Contracts related to the Assumed Obligations, all of which will be satisfied in full at the Closing.

3.14.                        Litigation.  Except as disclosed on Schedule 3.14, Crosstex is not a party to, or, to the knowledge of Seller or Crosstex, threatened with, any litigation or judicial, administrative, grievance or arbitration proceeding or investigation, or any dispute with an employee or former employee of Crosstex.  Except as disclosed on Schedule 3.14, there is no dispute with any Person under a Contract with Crosstex which has a Material Adverse Effect on Crosstex, or is reasonably likely to have a Material Adverse Effect on Crosstex.  Except as disclosed on Schedule 3.14, Crosstex is neither a party to nor subject to any collective bargaining agreement, and there is no present or, to the knowledge of Seller or Crosstex, threatened walkout, strike or any other similar occurrence or unfair labor practice charge or complaint with respect to Crosstex pending before the National Labor Relations Board.  Except as set forth on Schedule 3.14, to the knowledge of Crosstex and Seller, there are no disputes involving Intellectual Property of Crosstex, including use of the name “Crosstex.”

3.15.                        Financial Statements.  Schedule 3.15 includes a true, correct and complete copy of the balance sheets of Crosstex as at April 30, 2003, 2004 and 2005 and the related statements of income, cash flows, and changes in shareholders’ equity, and the notes thereto, for each of the years then ended, audited by McGladrey & Pullen, LLP, whose draft opinion thereon is included therewith (the “Audited Financial Statements”).  The Audited Financial Statements fairly present in accordance with GAAP consistently applied throughout the periods indicated, the financial position, results of operations, cash flows, and changes in shareholders’ equity of Crosstex as at the dates and for the periods stated therein.

3.16.                        Agreements.  Schedule 3.16 contains a true, correct and complete list of all contracts, commitments, instruments, arrangements, understandings, obligations, agreements and other undertakings, whether oral or written (the “Contracts”) of Crosstex, other than Leases, that are currently in effect and are “material” to the conduct of the Business.  For purposes of this Section 3.16, a Contract that is “material” shall mean the following types of Contracts (a) to which Crosstex is a party or (b) by or to which Crosstex or its assets or properties are bound or subject:  (i) Contracts with any current or former officer, director, employee, consultant or shareholder, including, without limitation, all non-competition agreements and severance agreements with any such Persons; (ii) Contracts with any labor union or association representing any employee; (iii) Contracts (exclusive of purchase orders for products in the ordinary course) for the sale of products or services by Crosstex in excess of $150,000; (iv) Contracts for the purchase or acquisition of products, materials, supplies, equipment, merchandise, or services by Crosstex in excess of $150,000 (exclusive of purchase orders for raw materials and products in the ordinary course); (v) Contracts for the sale of any of its assets or properties, or for the grant to any Person of any preferential rights to purchase any of its assets or properties, other than in the ordinary course of business; (vi) joint venture agreements relating to its assets, properties or business or by or to which it or its assets or properties are bound or subject; (vii) Contracts under which it agrees to indemnify any Person to share any Tax liability of any Person, or to refrain from competing with any Person; (viii) warehousing, distributorship, representative, management, marketing, sales agency or advertising agreements; (ix) automobile or other vehicle leases (regardless of dollar amount) and (x) any other material Contract not made in the ordinary course of business (other than those reflected in any other Schedule) including, without limitation, all agreements with any finder, broker or financial consultant.  All of the Contracts set forth in Schedule 3.16 are (except as set forth in said Schedule) in full force and effect in accordance with their respective terms, and Crosstex is not in material default, and no condition exists which with notice or lapse of time or both would constitute a default by Crosstex, in any material respect, under any of them, and, to the knowledge of Seller or Crosstex, no other party to any such Contract is in default in any material respect thereunder on the date hereof.

To the extent Contracts are evidenced by documents, true and complete copies have been delivered or made available to Purchaser.  To the extent Contracts are not evidenced by documents, written summaries have been delivered or made available to Purchaser.

3.17.                        Real Estate; Leases.  (a)  Schedule 3.17 sets forth a true, correct and complete list of: (i) all real property owned in fee by Crosstex (the “Real Property”), (ii) all real property owned by one or more Shareholders or other affiliates of Crosstex that is used in the business of Crosstex, (iii) all leases, subleases or other agreements under which Crosstex is a lessor or lessee of any real property or interest therein (the “Leases”); (iv) all options held by Crosstex or Contractual Obligations on the part of Crosstex to purchase or acquire any interest in real property; and (v) all options granted by Crosstex to sell or dispose of any interest in real property.  Schedule 3.17 includes, without limitation, the location of the property, the names of the lessor (or owner) and lessee or optionor and optionee, as the case may be, and any affiliation or other association between Crosstex and the lessor and lessee or optionor and optionee, as the case may be.  A true, correct and complete copy of each Lease has been delivered to Purchaser together with all amendments and modifications thereto, and all subordination, non-disturbance and/or attornment agreements related thereto, and no changes have been made thereto since the date of delivery.  Each Lease is valid and in full force and effect.  With respect to Crosstex’s performance under a Lease, no material default, or event which, with notice or lapse of time or both, would constitute a default, in any material respect by Crosstex, has occurred thereunder.  Crosstex’s principal physical plants and facilities are in working condition and repair, and are substantially sufficient for the conduct of its business as presently conducted.  No condemnation proceeding is pending or, to the knowledge of Seller and Crosstex, threatened which would preclude or materially impair the use of any material property leased to or from Crosstex or owned by Crosstex.  Crosstex has not received any notice that it is in violation of any material zoning regulation or requirement relating to any material property leased to or from Crosstex.

(b)                                 The Company has good and valid title to all of the Real Property, free and clear of all Liens, except (a) liens for Taxes, assessments, and other governmental charges that are not due and payable or that are being contested in good faith and in respect of which adequate reserves have been established, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s, or other similar Liens securing obligations that are not due and payable, that are due but not delinquent, or that are being contested in good faith and in respect of which adequate reserves have been established, (c) Liens evidenced by any Lease or Contract, and (d) imperfections of title and Liens that do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby.

(c)                                  To the knowledge of Seller and Crosstex, the real estate owned or leased by Crosstex is in all material respects free of unlawful contamination from any substance or material presently identified as toxic or hazardous by any Environmental Law and Crosstex has not caused or suffered to occur a material spillage or other discharge of any Hazardous Substance or otherwise conducted operations which could reasonably lead to the imposition of any Lien upon any real property leased by Crosstex or any material fine upon Crosstex pursuant to any Environmental Law.

3.18.                        Officers, Directors and Employees.  Schedule 3.18 sets forth (a) as of July 31, 2005 the name of each officer and director of Crosstex and his or her total annual compensation and (b) as of June 30, 2005 the name and total annual compensation of each officer, director, employee and consultant of Crosstex.  From said date through the date hereof there has been no material change in the amount of compensation attributable to any Person on Schedule 3.18 and such schedule remains accurate in all material respects on the date hereof.  Except as disclosed in Schedule 3.18, Crosstex is not a party to any Contractual Obligation which could obligate Crosstex to pay severance or other similar compensation to an officer, director, employee or other Person solely as a result of the transactions contemplated hereunder there is no present or, to the knowledge of Seller or Crosstex, threatened walkout, strike or any other similar occurrence.

3.19.                        Accounts Receivable.  Except as disclosed in Schedule 3.19, and subject to reasonable allowances for bad debts as therein provided, all accounts receivable reflected on the Audited Balance Sheet and all accounts receivable arising subsequent to April 30, 2005 have arisen in the ordinary course of business, have been collected or, to the knowledge of Seller and Crosstex, are collectible in the aggregate recorded amounts thereof in accordance with their terms subject to reserves for bad debts which, to the knowledge of Seller and Crosstex, are reasonably adequate, and are owned by Crosstex free and clear of any Lien.  Schedule 3.19 lists as of each of April 30, 2005 and June 30, 2005 all accounts receivable of Crosstex on an aging basis, which Schedule is true, correct and complete.

3.20.                        Fixed Assets and Depreciation.  Schedule 3.20 represents (i) as of April 30, 2005, a listing of all plant, machinery, equipment, leasehold improvements, vehicles, structures, any related capitalized items and other tangible property material to the business of Crosstex and which is treated by Crosstex as depreciable or amortizable property (“Tangible Property”), and (ii) as of April 30, 2005, the related accumulated depreciation or amortization.

3.21.                        Intellectual Property.  Crosstex owns or is licensed to use, in each case free and clear of any Lien created by Crosstex, all patents, trademarks, trade names, service marks, copyrights, applications for any of the foregoing, together with all other technology, know-how, tangible or intangible proprietary information or material and formulae that are necessary and material to the business of Crosstex as currently conducted (the “Intellectual Property”).  Schedule 3.21 lists all patents, trademarks, trade names, service marks, copyrights and applications included in the Intellectual Property, whether or not expired and including, without limitation, any such Intellectual Property owned by Seller or other Persons.  Except as disclosed in Schedule 3.21, Crosstex has not received any notice of any claims by any Person, (i) to the effect that the manufacture, sale or use of any product or process as now used or offered by Crosstex infringes on any patents, (ii) against the use by any or all of Crosstex of any trademarks, trade names, technology, know-how, processes or other Intellectual Property necessary and material for the operation of the business of Crosstex as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Intellectual Property.  Seller has provided Purchaser with a true, correct and complete copy of each patent and trademark that constitutes Intellectual Property and each license or sublicense pursuant to which Crosstex is permitted to sell, distribute or otherwise use Intellectual Property owned by third parties.

3.22.                        Products.  Crosstex has furnished Purchaser with representative information describing Crosstex products.

3.23.                        Liens.  Crosstex owns outright and has good, valid, marketable and indefeasible title to all of its assets which it purports to own (tangible and intangible, real, personal or mixed), including, without limitation, all of the Tangible Property reflected on the Audited Balance Sheet, in each case free and clear of any Lien, except as disclosed on Schedule 3.23 and except for: (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date, and (ii) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due and payable.

3.24.                        Accounts Payable.  Schedule 3.24 lists as of each of April 30, 2005 and June 30, 2005 all accounts payable of Crosstex on an aging basis, which Schedule is true, correct and complete.

3.25.                        Liabilities.  As at the date of this Agreement, Crosstex has no direct or indirect indebtedness or uninsured liabilities or obligations of any nature (accrued, absolute, contingent or otherwise), known or unknown, and choate or inchoate, including, without limitation, accounts payable, notes payable, liabilities on account of Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth, accrued, reserved for or reflected in a financial statement (“Liabilities”), which were not adequately accrued, reserved for or reflected (in accordance with GAAP) in the Audited Financial Statements, except for Liabilities of Crosstex (i) incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice or (ii) disclosed on Schedule 3.25.  Except as set forth on Schedule 3.25, as of the date hereof, Crosstex has no Liability associated with any deferred compensation obligation for past or present officers or employees of Crosstex.

3.26.                        Suppliers and Customers.  Except as set forth on Schedule 3.26, to the knowledge of Seller and Crosstex, the business relationships of Crosstex with its suppliers and customers are reasonably good.  Except as set forth on Schedule 3.26, since January 1,  2002, no (i) supplier of products sold or utilized by Crosstex, the loss of which could have a Material Adverse Effect, or (ii) customer who accounted for more than $100,000 of sales of products or services of Crosstex during the fiscal year ended April 30, 2005 or is reasonably expected to account for more than $100,000 of such sales during the twelve months ending April 30, 2006, has cancelled or otherwise terminated, or threatened in writing or otherwise to cancel or otherwise terminate, its relationship with Crosstex, or has advised any Shareholder or Crosstex that it intends to reduce its purchases of products or services from Crosstex, or sales of products or services to Crosstex, such that it would reasonably be expected to have a Material Adverse Effect.  Schedule 3.26 sets forth a current list of the ten largest suppliers and customers of Crosstex with the amount of purchases or sales during the fiscal year ended April 30, 2005.

3.27.                        Employee Benefit Plans.

3.27.1.                                                                           Schedule 3.27 hereto contains a complete list of “Plans” consisting of each:

(a)                      “multiemployer pension plan,” as defined in Section 3(37) of ERISA, to which Crosstex (or any entity that is treated as a single employer with Crosstex under Section 414(b), (c), (m) or (o) of the Code (“Common Control Entity”)) contributes or is required to contribute, or with respect to which Crosstex or a Common Control Entity has any liability (the foregoing plans and any additional multiemployer pension plan to which Crosstex or any Common Control Entity has previously contributed or been required to contribute at any time after September 25, 1980 (the “Multiemployer Plans”);

(b)                     “employee welfare benefit plan,” as defined in Section 3(l) of ERISA, sponsored or maintained by Crosstex or any Common Control Entity, or to which Crosstex or any Common Control Entity contributes or is required to contribute, including each multiemployer welfare plan (“Welfare Plan”);

(c)                      “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), sponsored or maintained by Crosstex or any Common Control Entity or to which Crosstex or any Common Control Entity contributes or is required to contribute (“Pension Plan”); and

(d)                     any other bonus, deferred or incentive compensation, pension, profit-sharing, retirement, stock purchase, stock grant, stock option, disability, sick pay, salary continuation, cafeteria, flexible spending account, dependent care assistance, or any other fringe benefit plan, arrangement or practices, other than normal payroll practices and policies concerning holidays and vacations, sponsored or maintained by Crosstex, whether formal or informal (collectively, “Employment Plans”).

3.27.2.                                                                           There are no “accumulated funding deficiencies,” as defined in Section 302(a)(2) of ERISA and Section 412 of the Code, whether or not waived, with respect to any of the Pension Plans.

3.27.3.                                                                           The Audited Balance Sheet reflects, to the extent required by GAAP as consistently applied by Crosstex, an accrual of all accrued but unpaid contributions to any Pension Plan and Multiemployer Plan, and an accrual of all amounts accrued but unpaid under the Welfare Plans and the Employment Plans, all as of the Balance Sheet Date.

3.27.4.                                                                           Each Pension Plan and each related trust agreement, annuity contract, or other funding instrument, is qualified and tax exempt under the provisions of Sections 401(a) (or 403(a) as appropriate) and 501(a) of the Code, and a determination letter has been received from the Internal Revenue Service as to such qualified status.

3.27.5.                                                                           Each Plan complies in all material respects with all applicable laws (including to the extent applicable, without limitation, the Code and ERISA) and is operated in accordance with its terms, except where such non-compliance would have no Material Adverse Effect.

3.27.6.                                                                           Each of Crosstex and any Common Control Entity has paid all premiums (and interest charges and penalties for late payment, if applicable), due heretofore to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to each Pension Plan.  There has been no “reportable event,” as defined in Section 4043(b) of ERISA and the PBGC regulations under that Section, with respect to any Pension Plan as to which notice has not been waived under applicable PBGC regulations.  No liability to the PBGC has been incurred by either Seller, Crosstex or any Common Control Entity, on account of the termination of any Pension Plan.  The PBGC has not instituted proceedings to terminate any Pension Plan and to the knowledge of Seller and Crosstex, there exists no condition or set of circumstances which could reasonably be expected to present a significant risk of the termination of any Pension Plan by the PBGC.

3.27.7.                                                                           Neither Crosstex nor any Common Control Entity has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively.

3.27.8.                                                                           True and complete copies of each of the following documents have been delivered by Crosstex to Purchaser: (i) each Welfare Plan, each Pension Plan and each Multiemployer Plan, related trust agreements, annuity contracts, or other funding instruments; (ii) each Employment Plan and complete descriptions of any such plans that are not in writing; (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan; (iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan and each Pension Plan for the two most recent plan years; and (v) all actuarial reports prepared for the last two available plan years for each Pension Plan.

3.27.9.                                                                           Except as described on Schedule 3.27, neither Crosstex nor any Welfare Plan or Employment Plan is obligated to make any payment of post-retirement life, accidental death, medical or disability insurance benefits of any type, excluding, for this purpose, the provisions of any such benefit as a result of an individual’s exercise of his or her health care continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to or with respect to any former employee of a Seller.

3.28.                        Insurance.  Schedule 3.28 lists as of the date hereof all policies or binders of property, fire, liability (including product liability), fiduciary, crime, employment practices, umbrella, medical, workmen’s compensation, business interruption, disability, vehicular, casualty, directors and officers liability, title or other insurance held by or on behalf of Crosstex (specifying the insurer, the policy number or covering note number with respect to binders, the amount of coverage thereunder, the type of policy (i.e., whether “claims made” or “occurrence” based) and describing each pending claim thereunder other than routine claims for coverage under any group medical plan insurance policy of Crosstex).  Such policies and binders are in full force and effect.  The applications and related information provided by Crosstex to obtain such policies and binders was true, accurate and complete in all material respects at the time provided.  Crosstex has not failed to give any material notice or present any material claim under any such policy or binder in a due and timely fashion.  Except for claims disclosed in Schedule 3.28 and routine medical claims, there are no outstanding unpaid claims under any such policy or binder.  Crosstex has not received a notice of cancellation or non-renewal of any such policy or binder and there is no material inaccuracy in any application for any such policy or binder, failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance.  Schedule 3.28 contains a description of the loss history since January 1, 2002 under each of the policies of insurance of Crosstex as well as any predecessor policies.

3.29.                        Operations of Crosstex.  Except as disclosed in Schedule 3.29, from April 30, 2005 through the date hereof, Crosstex has not (except as contemplated by, or disclosed in, this Agreement):

3.29.1.                                                                           amended its Charter Document or by-laws or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its Capital Stock or changed or agreed to change in any manner the rights of its outstanding Capital Stock or, in any material manner, the character of its business;

3.29.2.                                                                           issued or sold or purchased any Convertible Securities, or entered into any Contracts to issue or sell or purchase, any shares of its Capital Stock;

3.29.3.                                                                           entered into or amended any material employment agreement, entered into any agreement with any labor union or association representing any material employee or entered into or amended any Plan;

3.29.4.                                                                           except for drawings and repayments of existing revolving credit loans with JP Morgan Chase & Co. (Crosstex’s senior lender), incurred any indebtedness for borrowed money except nonmaterial items incurred in the ordinary course of business and consistent with past practice which do not exceed $50,000 individually, or $100,000 in the aggregate, (counting Liabilities arising from any single transaction or a series of similar transactions, and all periodic installments or payments under any Lease or other Contract providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves not in accordance with GAAP or entered into any lease or sublease of real property or exercised any purchase options or rights of first refusal contained in any of the Leases except in the ordinary course of business and consistent with past practice;

3.29.5.                                                                           declared or paid any dividends or declared or made any distributions of any kind in respect of shares of its Capital Stock;

3.29.6.                                                                           waived any right of material value of its business other than in the ordinary course of its business;

3.29.7.                                                                           made any change in its accounting methods or practices from those reflected in the Audited Financial Statements;

3.29.8.                                                                           except as disclosed in Schedule 3.29.8, made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to its officers, directors, or employees in excess of 10% in the aggregate of any accrual for or commitment or agreement to make or pay the same;

3.29.9.                                                                           except for loans that have been repaid, made any loan or advance to any of its officers, directors, shareholders or employees in excess of $5,000 individually or $25,000 in the aggregate, other than travel and petty cash advances made in the ordinary course of business;

3.29.10.                                                                     made any payment or commitment to pay any severance or termination pay to any of its officers, directors, or employees;

3.29.11.                                                                     entered into any lease or sublease or sold, abandoned or made any other disposition of any of its material assets or properties, or granted or suffered any Lien on any of its material assets or properties;

3.29.12.                                                                     entered into or amended any Contract pursuant to which it agrees to refrain from competing with any party;

3.29.13.                                                                     except for inventory, supplies or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity which is material to Crosstex;

3.29.14.                                                                     entered into any transaction (other than de-minimus transactions) other than in the ordinary course of business;

3.29.15.                                                                     sold, transferred, assigned or otherwise disposed of any assets, property or portion of its business which is material to Crosstex;

3.29.16.                                                                     paid, discharged or satisfied any material Liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected on or reserved against on the Audited Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date; or

3.29.17.                                                                     made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

3.30.                        Potential Conflicts of Interest.  Except as described in Schedule 3.30, to the knowledge of Seller and Crosstex, no officer, director or shareholder of Crosstex or Family

Member of any such Person: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any entity which is a competitor, lessor, lessee, customer or supplier of Crosstex or Purchaser (or any of its subsidiaries); (ii) has any interest, direct or indirect, in any material property or assets of Crosstex (except in his or her capacity as a shareholder of Crosstex); (iii) owns directly or indirectly, in whole or in part, any material copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license, secret or confidential information of the nature requiring a license for use by Crosstex which is using or the use of which is necessary for the business of Crosstex; or (iv) has any cause of action or other claim whatsoever against, or owes any material amount to, Crosstex, except for claims in the ordinary course of business (such as for accrued vacation pay, accrued benefits under an Employment Plan, expense advances and similar matters), or (v) has since January 1, 2000, loaned money to Crosstex or has received any loans from Crosstex.

3.31.                        Bank Accounts.  Schedule 3.31 lists as of dates not earlier than June 30, 2005, (i) all bank accounts (checking, savings and other) of Crosstex, setting forth the cash balances therein and (ii) all brokerage and other investment accounts of Crosstex, with a list of the securities therein, which Schedule is true, correct and complete.

3.32.                        Inventories.  Except as set forth on Schedule 3.32, all of the inventories of Crosstex are usable and saleable in the ordinary course of business as presently conducted by Crosstex, and are in compliance with each applicable Requirement of Law in all material respects.

3.33.                        Absence of Certain Commercial Practices.  Neither Crosstex nor any director, partner, officer, agent, employee, shareholder or other Person acting on behalf of Crosstex has (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official of any other Person who is or may be in a position to help or hinder Crosstex or assist Crosstex in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Crosstex or (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others.  Neither Crosstex nor any director, officer, shareholder, agent, employee or other Person acting on behalf of Crosstex has accepted or received or made any unlawful contributions, payments, gifts or expenditures.

3.34.                        Environmental Matters.

3.34.1.                                                                           Crosstex (i) is in compliance with all applicable Environmental Laws, except to the extent non-compliance would not be reasonably likely to have a Material Adverse Effect, and (ii) has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), and has made all appropriate filings for issuance or renewal of such Environmental Permits, except where such non-compliance or the failure to obtain such Environmental Permits or to make such filings would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

3.34.2.                                                                           Except as described in Schedule 3.34, there are no written claims or notices (including notices that Crosstex (or any person whose liability has been retained or assumed contractually by Crosstex) is or may be a potentially responsible person or otherwise liable in connection with any site or other location containing Hazardous Substances or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Substances), or any civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of Seller or Crosstex, threatened, that are based on or related to any Environmental Matters relating to Crosstex that, if decided adversely, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

3.34.3.                                                                           Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, no Hazardous Substances have been spilled, discharged, leaked, emitted, injected, disposed of, dumped or released by Crosstex or, to the knowledge of Seller or Crosstex, any other Person on, at, beneath, above, or into any of the real property currently owned, leased or operated by Crosstex (or, to the knowledge of Seller and Crosstex, any real property formerly owned, leased or operated by Crosstex, or any predecessor of Crosstex or any of its affiliates).

3.34.4.                                                                           Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, no site at or, to the knowledge of Crosstex and Seller, to which Crosstex has disposed of, transported, or arranged for the transportation of, any Hazardous Substances, has been listed on, or proposed for listing on, the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) list, or any comparable list of properties to be investigated and/or remediated in the United States (or any state or other subdivision thereof).

3.34.5.                                                                           Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, there are no present or, to the knowledge of Seller or Crosstex, past conditions, events, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent continued compliance by Crosstex with Environmental Laws and the requirements of Environmental Permits or (ii) give rise to any liability or other obligation under any Environmental Laws.

3.34.6.                                                                           Seller has delivered or made available to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Crosstex since January 1, 2000 with respect to Environmental Matters relating to Crosstex.

3.35.                        Company Products.  Since January 1, 1996, there have been no written notices, citations, or decisions by any Governmental Authority that any product or service produced, manufactured, marketed or sold at any time by Crosstex (collectively, the “Company Products”) is defective or fails to meet any applicable standards promulgated by such Governmental Authority.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Crosstex is in compliance with the laws, regulations, policies, procedures, specifications and other Requirements of Law applicable to them with respect to the design, manufacture, labeling, testing, inspection, storage, sale, marketing and distribution of the Company Products and the operation of manufacturing facilities of Crosstex promulgated by the FDA or any other Governmental Authority that has jurisdiction over the design, manufacture, labeling, testing, and inspection of the Company Products or the operation of manufacturing facilities of Crosstex.  There have been no recalls, field notifications, or seizures ordered or, to the knowledge of Seller or Crosstex, threatened by any governmental authority with respect to any of the Company Products, and Crosstex has not independently engaged in such recalls or field notifications.  Except as disclosed on Schedule 3.35, Crosstex has not received any warning letter, Form FDA 483, Section 305 notice or other notice of deficiency from the FDA.  Schedule 3.35 sets forth a description of all inspections by Regulatory Authorities, recalls, product actions, and audits of or related to Crosstex or Company Products since January 1, 1995.

3.36.                        Accredited Investor; Investment Intent.  Seller qualifies as an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act.  Seller is acquiring the Cantel Shares included in the Stock Consideration for his own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and he has no present intention of distributing or selling such Cantel Shares.  Seller understands that the Cantel Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other dispositions of such Shares unless either (i) such Cantel Shares have been registered under the Securities Act and all applicable state and other securities laws and any such registration remains in effect or (ii) registration is not required under the Securities Act or applicable state securities laws with respect to such sale, transfer or other disposition.

3.37.                        Full Disclosure.  None of the representations contained in this Section 3 or the information supplied or to be supplied to Purchaser by Crosstex or Seller expressly for inclusion in the Registration Statement contains (or with respect to the Registration Statement will contain at the time it is filed with the SEC) any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

3.38.                        Exclusivity of Representations.  Except for the representations and warranties contained in this Article 3 (as modified by the Schedules hereto), neither Seller, Crosstex nor any other person makes any other express or implied representation or warranty with respect to Crosstex, the Business, or the transactions contemplated by this Agreement, and Seller and Crosstex disclaim any other representations or warranties, whether made by Seller, Crosstex or any of affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article 3 hereof (as modified by the Schedules hereto), Seller and Crosstex hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Purchaser, or its affiliates or representatives (including any information, projection or advice that may have been or may be provided to Purchaser or its affiliates by any director, officer, employee, agent, consultant or representative of Crosstex or any of its affiliates).  The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

Article 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Crosstex and Seller to enter into this Agreement and to consummate the other transactions contemplated herein, Purchaser makes each of the representations and warranties set forth in this Article 4.  Where any representations or warranties contained in any provision of this Article 4 is expressly qualified by reference to the “knowledge” of Purchaser, such term shall mean the actual knowledge, information and belief of one or more officers or directors of Purchaser as to the matters that are subject of such representations and warranties.  Subject to the foregoing, Purchaser hereby represents and warrants to Seller as follows, as of the date hereof:

4.1.                              Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business in all material respects as now conducted.

4.2.                              Qualification.  Purchaser is duly qualified as a foreign corporation to transact business in each jurisdiction where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Purchaser.

4.3.                              Authority.  Purchaser has all requisite power and authority to execute, deliver and perform this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement, and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.

4.4.                              No Violation.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Charter Document or By-laws of Purchaser or will (a) violate, or be in conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Purchaser under any Contractual Obligation to which Purchaser is a party or by which Purchaser is bound, or to which the property of Purchaser is subject, except where such violation, conflict, breach, default, termination, acceleration or Lien would not have a Material Adverse Effect; or (b) to Purchaser’s knowledge, violate any Requirement of Law of any Governmental Authority to which Purchaser is subject, except where such violation would not have a Material Adverse Effect.

4.5.                              No Consents.  Except for applicable requirements of the Securities Act, the Exchange Act, the HSR Act, the NYSE and state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person (other than Purchaser’s senior bank lenders) is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of any of the transactions contemplated hereby.

4.6.                              Accredited Investor; Investment Intent.  Purchaser qualifies as an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act.  Purchaser is acquiring the Shares on the date of the Closing for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and it has no present intention of distributing or selling such Shares.  Purchaser understands that the Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other dispositions of such Shares unless either (i) such Shares have been registered under the Securities Act and all applicable state and other securities laws and any such registration remains in effect or (ii) registration is not required under the Securities Act or applicable state securities laws with respect to such sale, transfer or other disposition.

4.7.                              Cantel Shares; NYSE Listing.  The shares of Purchaser’s common stock included in the Stock Consideration, when issued to Seller in accordance with the terms and conditions of this Agreement, will be duly authorized and legally and validly issued, fully paid and nonassessable shares of common stock, par value $.10 per share, of Purchaser.  On or prior to the Closing Date, Purchaser shall file a Supplemental Listing Application with the NYSE that covers the Cantel Shares included in the Stock Consideration in accordance with the NYSE rules and regulations.

4.8.                              Public Reports; Compliance.  Purchaser has delivered to Seller a copy of its Annual Report on Form 10-K pursuant to Sections 13 or 15(d) of the Exchange Act for the fiscal year ended July 31, 2004, and all other registration statements and reports required to be or otherwise filed by it since July 31, 2004 with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Cantel Reports”).  None of the Cantel Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date hereof).

4.9                                 Exclusivity of Representations.  Except for the representations and warranties contained in this Article 4, neither Purchaser nor any other person makes any other express or implied representation or warranty with respect to Purchaser, its subsidiaries, their respective businesses, or the transactions contemplated by this Agreement, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article 4 hereof, Purchaser hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Seller or Crosstex, or their respective affiliates or representatives (including any information, projection or advice that may have been or may be provided to Seller or Crosstex or their respective affiliates by any director, officer, employee, agent, consultant or representative of Purchaser or any of its affiliates).

Article 5

COVENANTS

5.1.                              Estoppel Certificates and Consents.  Seller shall use reasonable efforts following the Closing to assist Purchaser and Crosstex in obtaining (without the expenditure of any funds) any and all estoppel certificates requested by Purchaser’s senior lenders from the landlords under the Leases described in Schedule 3.17, and, with respect to Leases that require the consent of the landlord thereunder for the transactions contemplated hereby, landlord consents (such consents not to be conditioned on any increased rental, other payment or consideration, reduced term, parent company guaranty, or other change of lease terms) to the transactions contemplated herein in form and substance reasonably satisfactory to Purchaser.

5.2.                              Conveyance of Business Assets.  On or prior to the Closing Date, Seller shall have conveyed to Crosstex, by instruments of conveyance reasonably satisfactory to Purchaser, all of his right, title and interest in and to all assets (including, without limitation, the assets listed on Schedule 5.2) that he owns or in which he has an interest and which are used in the operations of the business of Crosstex, except for the excluded assets, if any, described in Schedule 5.2.

5.3.                              Minimum Net Asset Value.

5.3.1.                                                                                 As soon as practical following the date hereof, Gary Steinberg, Mitchell Steinberg, Frank Richard Orofino, Jr. and Richard Allen Orofino (collectively, the “Executives”), shall deliver to Purchaser a balance sheet of Crosstex as of July 31, 2005 in the form of Schedule 5.3 (the “NAV Balance Sheet”), which reflects the Net Asset Value of Crosstex as of July 31, 2005, together with a certification and representation signed by each of the Executives that the NAV Balance Sheet is true, correct and accurate in all material respects.  Purchaser and the Executives and their respective authorized representatives, at their own expense, shall have the right to perform such audit and review procedures with respect to the NAV Balance Sheet as they may determine is necessary. The NAV Balance Sheet shall be prepared and derived from the books and records of Crosstex and calculated using the methods used to compute the Net Asset Values at October 31, 2004 and June 30, 2005. Within fifteen (15) days following its receipt of the NAV Balance Sheet, Purchaser shall advise the Executives in writing if it disputes the accuracy of the NAV Balance Sheet (and the determination of Net Asset Value set forth therein), whereupon the parties shall attempt in good faith to resolve such dispute within thirty (30) days.  Purchaser and Seller acknowledge and agree that the Net Asset Value of Crosstex as of June 30, 2005 is $18,103,973. Purchaser further acknowledges that it has had full opportunity to review with the Executives, and has carefully reviewed, the Net Asset Value calculation of Crosstex as of June 30, 2005 and has had full opportunity to ask questions of the Executives in connection with the calculation thereof.  Accordingly, absent fraud, Purchaser shall not dispute the accuracy of the NAV Balance Sheet to the extent it relates to any period prior to July 1, 2005.  If a dispute under this Section 5.3.1 cannot be fully resolved by the parties within said thirty (30) day period, the parties shall submit the unresolved dispute for determination to a nationally recognized accounting firm to be mutually selected by Purchaser and the Executives. The accounting firm shall be requested to resolve such dispute within forty-five (45) days. The decision of the accounting firm with respect to the dispute shall be binding upon Purchaser, Seller and each of the Executives. The Executives, on the one hand, and Purchaser, on the other hand, shall each bear 50% of the fees and expenses of such accounting firm in resolving such dispute.

5.3.2.                                                                                 “Net Asset Value” means:  “Total Assets” less “Total Liabilities” in each case as reflected on the NAV Balance Sheet, subject to any adjustments made by the accounting firm in accordance with Section 5.3.1; provided, however, that for purposes of determining Net Asset Value hereunder, “Total Liabilities” shall exclude the Assumed Obligations.  The Net Asset Value reflected on the NAV Balance Sheet will be deemed finalized upon the execution of a certificate by the Executives and Purchaser to such effect or, if disputed, the date of the resolution of the dispute by the accounting firm pursuant to Section 5.3.1.  In either event, Seller and Purchaser shall give written notice to Ruskin Moscou Faltischek, P.C. (or successor escrow agent of the Escrow Fund) once the Net Asset Value is finalized that indicates the amount, if any, of the NAV Refund Amount payable to Purchaser and the amount, if any, of the Escrow Fund to be released to Seller.

5.3.3.                                                                                 In the event that the Net Asset Value as of July 31, 2005 (determined in accordance with Section 5.3.2) is less than $18,160,342 (the Net Asset Value as of October 31, 2004 as determined and agreed upon by Purchaser and Seller) (the amount by which the Net Asset Value is less than $18,160,342 shall be referred to as the “Shortfall”), the Purchase Price payable to Seller hereunder shall be reduced by an amount (the “NAV Refund Amount”) equal to 24.91% of the Shortfall.  The NAV Refund Amount, if any, shall be paid to Purchaser within ten (10) days following the finalization of the Net Asset Value through a payment from the Escrow Fund to Purchaser equal to the NAV Refund Amount. If the Shortfall does not exceed $100,000, Seller shall be entitled to receive a payment from the Escrow Fund in an amount equal to the 24.91% of the difference between $100,000 and the Shortfall.

5.3.4                                                                                    In the event that the Net Asset Value as of July 31, 2005 (determined in accordance with Section 5.3.2) is greater than $18,160,342, the Cash Consideration payable to Seller hereunder shall be increased by an amount equal to 24.91% of such excess, which shall be paid to Seller by Purchaser within ten (10) days following the finalization of the Net Asset Value. Seller hereby authorizes and directs Purchaser to deliver such payment of additional Cash Consideration, if any, to his attorneys, Ruskin Moscou Faltischek, P.C. (at the address set forth in Section 10.4), as his agent.

5.3.5                                                                                    Notwithstanding anything herein to the contrary, the amount of the Bonus Pool paid under Section 2.8 ($825,000) shall be a reduction of the liability for accrued expenses for purposes of calculating Net Asset Value as of July 31, 2005.

5.3.6                                                                                    Notwithstanding anything herein to the contrary, for purposes of determining Net Asset Value as of July 31, 2005, cash of Crosstex on said date shall be added to the calculation of NAV (meaning, with regard to the example of the “NAV” calculation on Schedule 5.3, cash should NOT be deleted in arriving at the NAV).

5.4.                              Seller’s Sale of Cantel Shares; Cantel Guaranty.

5.4.1.                                                                                 On the Closing Date or within ten (10) days thereafter, Seller shall have the option (subject to applicable law) of adopting a 10b5-1 trading plan (the “10b5-1 Plan”) with a single brokerage firm selected by Seller and approved by Purchaser (such approval not to be unreasonably withheld), which provides for non-discretionary sales of Cantel Shares included in the Stock Consideration held by Seller and identified by Seller for inclusion in the 10b5-1 Plan (the “Covered Shares”).  The general terms of the 10b5-1 Plan are set forth on Schedule 5.4 annexed hereto.  The sale, if any, of Cantel Shares under the 10b5-1 Plan shall commence on the first trading day following the Registration Statement filed under Section 5.7  being declared effective by the SEC and shall terminate on the date that is four (4) months from such effective date (the “Trading Period”).

5.4.2.                                                                                 If Seller adopts a 10b5-1 Plan under Section 5.4.1, he shall give Purchaser a copy of his monthly account statement that provides detailed information regarding sales of the Covered Shares under his 10b5-1 Plan.  Within fifteen (15) days following Purchaser’s receipt of all of such statements covering the full Trading Period, Purchaser shall calculate with respect to Seller (without consideration for any commissions paid by Seller), the average sales price of all Covered Shares sold by Seller during the Trading Period under the 10b5-1 Plan during the Trading Period (the “Average Sales Price”).  In the event Seller’s Average Sales Price for the Covered Shares sold by him under the 10b5-1 Plan is less than $17.635 per Share (the “Guaranteed Price”), Purchaser shall pay to Seller, as additional Cash Consideration for his Shares, an amount equal to the product of (A) the difference between the Guaranteed Price and the Average Sales Price and (B) the number of Covered Shares sold by the Seller under his 10b5-1 Plan.  Such payment shall be paid by Purchaser within ten (10) days following the fifteen (15) day period referred to above.  Notwithstanding the foregoing to the contrary, Purchaser’s obligation hereunder shall only relate to Covered Shares that are sold in accordance with the terms of the 10b5-1 Plan.

5.4.3.                                                                                 Seller shall be permitted to terminate his 10b5-1 Plan at any time during the Trading Period; provided, however, that if Seller elects to terminate his 10b5-1 Plan, Purchaser’s obligation to make the Stock Guaranty Payment under Section 5.4.2 shall only apply with respect to the Covered Shares sold under the 10b5-1 Plan prior to such termination (even if Seller subsequently sells additional Cantel Shares under a new 10b5-1 Plan or otherwise).

5.4.4.                                                                                 In the event of changes in the outstanding Cantel Shares by reason of stock dividends, split-ups, recapitalizations, exchanges of shares, reorganizations and the like, the Average Sales Price and the Guaranteed Price shall be appropriately adjusted by Purchaser so as to preserve the relative equities of the parties under this Section 5.4.

5.5.                              Intentionally Deleted.

5.6.                              Repayment of Seller Loans.  At or before the Closing, Seller shall repay in full all outstanding principal and accrued and unpaid interest on the loans from Crosstex to Seller (the “Seller Loans”).  If not repaid prior to the Closing, the Seller Loans shall be satisfied through an offset of the Cash Consideration payable to Seller under Section 2.1.

5.7.                              Registration Statement.  As soon as practicable on or after the Closing Date, but in any event within ten (10) business days following the Closing, Purchaser shall file with the SEC a registration statement on Form S-3 (the “Registration Statement”) covering the resale by Seller (or his permitted assigns) of the Cantel Shares included in the Stock Consideration.  Purchaser agrees to use its best efforts to ensure that the Registration Statement will be declared effective by the SEC within forty-five (45) days following the Closing, and remain effective for a period of one year following the Closing Date.  Purchaser’s obligation hereunder is subject to Seller providing such cooperation and information as is reasonably required to prepare and file the Registration Statement.

5.8.                              Retention of and Access To Records.  After the Closing Date, Crosstex shall retain for a period consistent with Purchaser’s “company-wide” record-retention policies and practices those business and related records (the “Records”) of Crosstex delivered to Purchaser in connection with the Agreement or the transactions contemplated hereby. Purchaser shall provide Seller and Shareholders and their representatives reasonable access thereto, during normal business hours, to enable them to prepare financial statements or tax returns, or deal with tax audits or for any other similar purpose for which access to the Records shall be reasonably required (subject to applicable confidentiality obligations).

5.9                                 Tax Returns.  After the Closing Date, if Purchaser on behalf of Crosstex elects to amend one or more Tax Returns of Crosstex with respect to any tax period ending before the Closing Date, then Seller, if requested by Purchaser, agrees (i) to cooperate fully with Purchaser and Crosstex in the preparation of such amended Tax Returns, and (ii) to sign such amended Tax Return(s) on behalf of Crosstex.  All decisions with respect to such amended Tax Returns shall be made by Purchaser on behalf of Crosstex.  All Taxes owing by Crosstex as reflected on such amended Tax Returns shall be the joint and several obligation of the Executives.  Seller further agrees, if requested by Purchaser, to (i) cooperate fully with Purchaser and Crosstex in the preparation of all Tax Returns of Crosstex for its fiscal year ending on April 30, 2005 and for its tax period ending on or immediately prior to the Closing Date (the “To-Be-Prepared Returns”), and (ii) to sign such Returns on behalf of Crosstex.

5.10                           Termination of Deferred Compensation Agreement.  Seller does hereby terminate and cancel the Agreement dated August 8, 1988 between Crosstex (f/k/a Allen Dental medical Development Corp.) and Seller, and does hereby forever and irrevocably waive any and all benefits to Seller thereunder, including without limitation accrued benefits (whether or not on the books and records of Crosstex), without any liability or obligation by or to Crosstex.

Article 6

DELIVERIES AT CLOSING

6.1.                              Seller’s Obligations.   At the Closing, and against delivery of each of the items required to be delivered by Purchaser under Section 6.2 below, Seller shall deliver, or cause to be delivered, to Purchaser the following:

6.1.1.                                                                                 intentionally deleted;

6.1.2.                                                                                 any and all Permits from any Governmental Authority required for the lawful consummation of the transactions contemplated hereunder shall have been obtained;

6.1.3.                                                                                 the resignations of all directors and officers of Crosstex requested by Purchaser at the Closing;

6.1.4.                                                                                 the Escrow Agreement duly executed by Seller and the Escrow Agent, and a receipt from the Escrow Agent for the Escrow Fund;

6.1.5.                                                                                 certificates representing the Shares, with duly executed stock powers or equivalent instruments required by Section 2.3(d);

6.1.6.                                                                                 a receipt for the Cash Consideration;

6.1.7.                                                                                 the Minute Books of Crosstex;

6.1.8.                                                                                 a Secretary’s Certificate certifying that each of the following attached exhibits is a true and correct copy of the original: (i) the Charter documents and each amendment thereto, certified by the appropriate governmental entity of the jurisdiction of incorporation; (ii) a Good Standing Certificate or other applicable certification of the appropriate governmental entity of its incorporation certifying that (A) such amendments are the only amendments to Crosstex’s charter on file in its office, (B) Crosstex has paid all franchise taxes to the date of such certificate and (C) Crosstex is duly incorporated and subsisting under the laws of the State of the jurisdiction of its incorporation; (iii) the Bylaws of Crosstex as amended, (iv) a copy of a certificate of the Secretary of State of each State listed on Schedule 3.2, dated reasonably near the Closing Date, stating that Crosstex is duly qualified and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate, and (v) resolutions of the Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

6.1.9.                                                                                 employment agreements with each of Gary Steinberg, Mitchell Steinberg, and Richard Allen Orofino in a form approved by the parties at the Closing;

6.1.10.                                                                           copy of documentation evidencing 10b5-1 Plan to the extent, if any requested Purchaser;

6.1.11.                                                                           opinion of Ruskin Moscou Faltischek, P.C., dated as of the Closing Date, addressed to Purchaser, substantially in the form of the opinion annexed as Exhibit 6.1.11;

6.1.12.                                                                           evidence of conveyance of business assets required by Section 5.2;

6.1.13.                                                                           evidence of satisfaction of all Assumed Obligations in accordance Section 2.8; and

6.1.14.                                                                           such other documents, instruments and certificates required under the terms of this Agreement.

6.2.                              Ob1igations of Purchaser.  At the Closing, and against delivery of each of the items required to be delivered by Seller under Section 6.1 above, Purchaser shall deliver, or cause to be delivered, to Seller (or the Escrow Agent, as applicable) the following:

6.2.1.                                                                                 the certified resolutions of the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

6.2.2.                                                                                 the Cash Consideration required by Section 2.3(a);

6.2.3.                                                                                 the Stock Consideration required by Section 2.3(b);

6.2.4.                                                                                 the Escrow Fund required by Section 2.3(c);

6.2.5.                                                                                 the Escrow Agreement duly executed by Purchaser;

6.2.6.                                                                                 opinion of Purchaser’s General Counsel, addressed to Seller, substantially in the form annexed as Exhibit 6.2.6.; and

6.2.7.                                                                                 draft of Registration Statement.

Article 7

INDEMNIFICATION

7.1.                              Indemnity.

7.1.1.                                                                                 Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its subsidiaries, and their respective directors, officers, employees, agents, and representatives (collectively and singly, the “Indemnified Parties”) from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), costs and expenses (including reasonable fees and disbursements of counsel selected by such Indemnified Party), claims or other obligations of any nature whatsoever (individually, a “Damage” and collectively, “Damages”) that any Indemnified Party may suffer or incur which arise out of or result from any inaccuracy in or any breach of any representation, warranty, agreement or covenant of Seller or Crosstex contained in this Agreement or in any other agreement among Purchaser, Crosstex and one or more Shareholders under which such Shareholder(s) are selling their shares of Crosstex Stock to Purchaser.  Subject to Section 7.2, Purchaser has no actual knowledge of any facts or circumstances that would serve as the basis for a claim by Purchaser against any Shareholder based upon a breach of any of the representations and warranties of Seller contained in this Agreement or breach of any of any Shareholder’s covenants or agreements to be performed by any of them at or prior to Closing.  Subject to Section 7.2, Purchaser shall be deemed to have waived any breach of any of Shareholder’s representations and warranties and any such covenants and agreements of which Purchaser has such actual knowledge at the Closing.

7.1.2.                                                                                 Subject to the limitations set forth in this Article 7, Purchaser will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with any inaccuracy or breach of any representation, warranty, agreement or covenant of Purchaser contained in this Agreement (or in any exhibit, schedule or certificate delivered hereunder.

7.2.                              Tax Indemnity.

7.2.1                        Subject to the limitations set forth in this Article 7 (but regardless of whether Purchaser has actual knowledge of any facts or circumstances that would serve as the basis for a claim by Purchaser against the Seller under this Section 7.2 or against any other Shareholder(s) under the comparable provision of any agreement among Purchaser, Crosstex and one or more Shareholders under which such Shareholder(s) are selling their shares of Crosstex Stock to Purchaser), from and after the Closing, Seller shall jointly and severally indemnify and hold harmless the Indemnified Parties from and against any and all liability for Taxes owing by Crosstex and resulting from any assessment (an “Asserted Tax Liability”) by any taxing authority with respect to (A) any tax period ending on or before the Closing Date, or (B) any tax period ending after the Closing Date if (and only to the extent that) it includes a pre-Closing Date period, and also including any Damages incurred by the Indemnified Parties as a result of such Asserted Tax Liability.

7.2.2                        Subject to the limitations set forth in this Article 7 (but regardless of whether Purchaser has actual knowledge of any facts or circumstances that would serve as the basis for a claim by Purchaser against the Seller under this Section 7.2 or against any other Shareholder(s) under the comparable provision of any agreement among the Purchaser, Crosstex and one or more Shareholders under which such Shareholder(s) are selling their shares of Crosstex Stock to Purchaser), from and after the Closing Seller shall jointly and severally indemnify and hold harmless the Indemnified Parties from and against any and all liability for Taxes owing by Crosstex with respect to the To-Be-Prepared Returns to the extent that such Taxes exceed the aggregate liability for Taxes attributable to such To-Be-Prepared Returns as set forth on the NAV Balance Sheet.

7.3.                              Duration of Indemnities.  The indemnities set forth in Article 7 shall survive the Closing and shall remain in effect for twenty-four (24) months from the date of the Closing; provided, however, that the indemnities shall continue to survive, and claims may be asserted under, (A) Section 7.1 with respect to any obligation to indemnify that relates to or arises under Section 3.4, 3.10, 3.11, 3.17(c), 3.27, 3.33, and 3.34, or (B) Section 7.2, at any time on or before the date upon which the liability to which any such claim may be related is barred by all applicable statutes of limitations.  Any matter concerning a claim which has been asserted hereunder which is pending or unresolved at the end of such period shall continue to be governed by the terms and conditions of this Article 7 until finally terminated or otherwise resolved.

7.4.                              Notification and Participation.  If any claim, suit, action or proceeding is commenced by any third party which might thereafter be made the basis for a claim under this Article 7, the Indemnified Party or Seller, as the case may be, shall promptly notify the other parties in writing, providing reasonable detail of such claim; provided, however, that any failure to give such notice will not be deemed a waiver of any rights of the Indemnified Party or Seller, as the case may be, except to the extent the rights of such party are actually prejudiced.  Subject to rights of or duties to any insurer or other third Person having liability therefor, the indemnifying party shall have the right within twenty-one (21) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at their own expense, employment of counsel; provided, however, that if the indemnifying party shall have exercised their right to assume such control, the Indemnified Parties or Seller, as the case may be, (i) may, in their sole discretion, employ counsel to represent them (in addition to counsel employed by the indemnifying party, and in the latter case, at the sole expense of the Indemnified Parties or Seller, as the case may be) in any such matter, and in such event counsel selected by the indemnifying party shall be required to reasonably cooperate with such counsel of the Indemnified Parties or Seller, as the case may be, in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnified Parties or Seller, as the case may be, and (ii) will, at their own expense, make reasonably available to the indemnifying party those employees of Purchaser or any affiliate of Purchaser whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Purchaser and its affiliates.  The indemnifying party shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment hereunder without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed, if such compromise or settlement could adversely impact the Indemnified Parties or Seller, as the case may be.

In the event a party shall have a claim against the other hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, such party shall send a written notice with respect to such claim to the other party.

So long as any right to indemnification exists pursuant to this Article 7, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the notice.

7.5.                              Certain Limitations.

7.5.1                                                                                    No Damages shall be asserted by Purchaser with respect to any matter that is covered by insurance, to the extent proceeds of such insurance are paid (net of any additional costs or taxes incurred by reason of such recovery).  Notwithstanding anything to the contrary herein, Seller shall have no liability to Purchaser for Damages with respect to the indemnification obligation under Sections 7.1 and 7.2 until the aggregate liability for Damages under this Agreement and any other agreement among Crosstex, Purchaser and one or more Executives pursuant to which Purchaser is acquiring stock of Crosstex on the date hereof (collectively, “Shareholder Damages”) exceeds $400,000 (the “Indemnification Threshold”);

provided, however, that once the amount of the Indemnification Threshold is exceeded, the amount of the indemnification obligation to the Indemnified Parties shall include all Damages in excess of the initial $150,000 of Shareholder Damages (i.e., there is a combined one-time $150,000 “deductible” under this Agreement and any other agreement among Crosstex, Purchaser and one or more Executives pursuant to which Purchaser is acquiring stock of Crosstex on the date hereof.  Notwithstanding the foregoing to the contrary, all Taxes owing by Crosstex as reflected on the amended Tax Returns referred to in Section 5.9 shall not be subject to any Indemnification Threshold and no “deductible” shall apply with respect to such Damages (i.e., Seller shall be liable for all such Taxes, regardless of amount and without any deductible).

7.5.2                                                                                    Notwithstanding anything to the contrary herein, in no event shall the maximum aggregate liability of Seller under this Article 7 and other Executives under any other agreement among Crosstex, Purchaser and one or more Executives pursuant to which Purchaser is acquiring stock of Crosstex on the date hereof (individually or in the aggregate) exceed the sum of Forty five Million ($45,000,000) Dollars (collectively, the “Liability Cap”).

7.5.3                                                                                    Notwithstanding anything to the contrary contained in the Agreement, in the event Purchaser incurs Damages for which any amount shall become due to Purchaser for indemnification under this Agreement (including, without limitation, any Damages counted toward the Indemnification Threshold and/or the deductible described in Section 7.5.2), such Damages shall be reduced by the amount of the net tax benefit, if any, received by Purchaser for the fiscal year in which such Damages are incurred as a result of the payment by Purchaser of such Damages, the object being that, after computation, the payment (if any is required pursuant to this Article 7), net of the tax benefit shall equal the Damages.

7.6.                              Offsets.  Purchaser agrees that in the event it suffers Damages subject to indemnification by Seller hereunder, Purchaser will first make a claim against the Escrow Fund pursuant to the terms of the Escrow Agreement.  In the event Damages exceed the amount of the Escrow Fund, Purchaser may offset such excess amount from any Contingent Purchase Price payable to Seller in accordance with the procedures set forth in the Escrow Agreement (to the extent applicable) and subject to the limitations of Section 7.3 with respect to the duration of indemnities.  The foregoing shall in no way limit Purchaser from commencing an action against Seller or pursuing other remedies available at law or in equity in connection with such “excess” Damages.

Article 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties set forth in this Agreement shall survive the Closing for a period of twenty-four (24) months; provided, however, that the representations and warranties under Sections 3.4, 3.10, 3.11, 3.17(c), 3.27, 3.33 and 3.34 shall survive until the date upon which the liability for which any claim related to a breach thereof is barred by all applicable statutes of limitations.

Article 9

NON-COMPETE

9.1.                              Non-Competition Covenant.  In partial consideration of the Purchase Price payable to Seller for the Shares pursuant to Article 2 and as a condition for Purchaser to enter into this Agreement, Seller covenants and agrees that for a period commencing on the Closing Date and ending six (6) years thereafter, he shall not anywhere in the United States or another country where Crosstex is then conducting business, directly or indirectly, as owner, partner, joint venturer, shareholder, broker, agent, principal, trustee, licensor, or in any other capacity whatsoever (i) engage in, become financially interested in, be employed by, render any consultation or business advice to, or have any connection with, any business, operation or Person engaged in a similar business to, or which is otherwise competitive with, any of the businesses of Crosstex, (ii) interfere with, disrupt or attempt to disrupt any then existing relationship, contractual or otherwise, with Crosstex and any of its customers, suppliers, employees, agents or other Persons with whom it deals, (iii) solicit for employment, attempt to employ or assist any other Person in employing or soliciting for employment any employee or consultant who is at that time, or was at any time during the preceding year, employed by Crosstex, or (iv) influence or attempt to influence any of the customers of Crosstex to transfer their patronage from Crosstex to any other Person.  Seller shall not, without the prior written consent of Cantel, from and after the Closing, divulge, furnish or make available to any third party any financial information or other confidential information with respect to Crosstex, other than as permitted under an employment agreement entered into pursuant to Section 6.1.9 or to his professional advisors, or as compelled by law or any applicable rule or policy of any securities commission, stock exchange or like body.

Notwithstanding the foregoing, Seller shall be permitted to invest in stock, bonds, or other securities of any public corporation provided (i) such stock, bonds, or other securities are listed on any national or required exchange or have been registered under Section 12(g) of the Securities Act of 1934; and (ii) his investment does not exceed, in the case of any class of capital stock of any issuer, one (1%) percent of the issued and outstanding shares, or in the case of bonds or other securities, one (1%) percent of the aggregate principal amount thereof issued and outstanding.

9.2.                              Equitable Relief.  Seller agrees that the remedy at law for any breach of the covenants contained in Section 9.1 would be difficult to ascertain and therefore, in the event of breach or threatened breach of any such covenants, Purchaser, in addition to any other remedy, shall have the right to enjoin Seller from any threatened or actual activities in violation thereof and Seller hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that may be brought to enforce any such covenants without the necessity of proof of actual damages.  If any portion of the restrictions set forth in Section 9.1 above should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  Seller hereby declares that the territorial and time limitations set forth in Section 9.1 above are reasonable and properly required for the adequate protection of Purchaser in connection with its acquisition of Crosstex under this Agreement.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the parties agree to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

Article 10

MISCELLANEOUS

10.1.                        Broker.  Each of the parties (Seller and Crosstex on the one hand and Purchaser on the other hand) represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with the negotiation and execution of this Agreement except for Holbrook & Company LLC, the fees of which shall be paid by Purchaser.  Each such party agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent not so disclosed claiming to have been employed by or on behalf of such party, and to bear the cost of legal expenses incurred in defending against any such claim.

10.2.                        Schedules.  The Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

10.3.                        Publicity.  Except for a press release and Current Report on Form 8-K to be filed by Purchaser following the execution of this Agreement (which shall be made available to Seller for review and comment prior to its filing), no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued during the thirty (30) day period following the Closing Date unless mutually approved by Purchaser and Seller prior to the release thereof, provided, however, if Purchaser is advised by legal counsel that disclosure of the Agreement, in the opinion of such counsel, is advisable as a matter of law, then Purchaser (or its affiliates) may do so on prior notice to Seller.

10.4.                        Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by FedEx, Express Mail or certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, telecopied or if sent by FedEx or Express Mail, one business day after the date of mailing, or if sent by certified or registered mail, four business days after the date of mailing, as follows (or to such other address as any party may from time to time specify in writing pursuant to the notice provisions hereof):

(i)                                     if to Purchaser to:

Cantel Medical Corp.

150 Clove Road, 9th Fl.

Little Falls, NJ 07424

Attention: James P. Reilly, President

Fax No.: (973) 890-7270

with a copy to:

Cantel Medical Corp.

150 Clove Road, 9th Fl.

Little Falls, NJ 07424

Attention: Eric W. Nodiff, General Counsel

Fax No.: (973) 890-7270

(ii)                      If to Seller:

Richard Allen Orofino

10 Ranick Road
Hauppauge, NY 11788
Fax: (631) 582-4914

with a copy to:

Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
190 EAB Plaza
Uniondale, NY 11556
Attention: Irvin Brum, Esq.

Fax No.: (516) 663-6810

(iii)                               If to Crosstex:

Crosstex International, Inc.

10 Ranick Road
Hauppauge, NY 11788

Attention: Gary Steinberg

Fax: (631) 582-4914

with copies to:

Crosstex International, Inc.

10 Ranick Road
Hauppauge, NY 11788

Attention: Richard Allen Orofino

Fax: (631) 582-4914

Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
190 EAB Plaza
Uniondale, NY 11556
Attention: Irvin Brum, Esq.

Fax No.: (516) 663-6810

Cantel Medical Corp.

150 Clove Road, 9th Fl.

Little Falls, NJ 07424

Attention: Eric W. Nodiff, General Counsel

Fax No.: (973) 890-7270

10.5.                        Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto and all agreements or covenants contained therein) contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement, and supersedes all prior agreements or understandings, written or oral, with respect thereto.

10.6.                        Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, signed by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein provided are cumulative and are not exclusive or any rights or remedies that any Party may otherwise have at law or in equity.

10.7.                        Expenses; Taxes.  Subject to Section 10.17, all expenses (including, without limitation, fees and expenses of attorneys, accountants, brokers, advisors and investment bankers) incurred in connection with the transactions contemplated hereby will be borne by the party incurring such expenses; provided, however that all such costs and expenses of Crosstex and Seller, including without limitation the cost incurred in negotiating this Agreement and closing the transaction contemplated hereunder (but excluding the audit services of McGladrey & Pullen, LLP in connection with the Audited Financial Statements of Crosstex and services of Jefferson Wells related to internal audit controls), shall be the responsibility of Crosstex and, to the extent unpaid at the Closing, may be treated by Purchaser as an offset to the Cash Consideration. Seller shall pay any and all transfer taxes resulting from the consummation of the transactions contemplated by this Agreement (including, without limitation, any real property transfer or other similar tax).

10.8.                        Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of law.

10.9.                        No Assignment.  This Agreement is not assignable except by operation of law.

10.10.                  Variations in Pronouns.  All pronouns and any variations thereof refer to the masculine, feminine and neuter, and the singular or plural, as the identity of the Person or Persons may require.

10.11.                  Counterparts.  This Agreement may be executed in two or more counterparts, including via facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.12.                  Severability.  If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

10.13.                  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives and permitted assigns.

10.14.                  Legal Fees.  To the extent allowed by law, in any legal action, arbitration (if any) or other proceeding brought to enforce this Agreement or in any other way arising out of or in relation to this Agreement, the court or arbitrator(s) shall award reasonable attorneys fees and costs to the prevailing party, which amount shall be included in any judgment recovered.

10.15.                  Submission to Jurisdiction.  The parties hereto hereby irrevocably and unconditionally each:

10.15.1.                                 submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the State of New York and its courts and the courts of the United States of America for the Southern District of New York, in either case located in New York County, New York;

10.15.2.                                 consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

10.15.3.                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.16.                  References to Dollars.   All references to “$” shall mean United States dollars.

10.17.                  Arbitration. Any and all claims or disputes (collectively, “Claims”) between the parties with respect to Section 2.5 as to the meaning, interpretation, application or performance of such Section, including the calculation of the Contingent Purchase Price, shall be settled by arbitration, by three arbitrators, at the option of the Claimant (as defined below) in (i) New York City, New York, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and, in each case, judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Either Seller or Purchaser may by notice to the other require the dispute to be resolved by arbitration as set forth below.  Arbitration proceedings shall be commenced by the party initiating the arbitration (the “Claimant”) giving notice (the “Initiating Notice”) to the other party (the “Respondent”).  The Initiating Notice must state the nature of the dispute, the amount involved, if any, and the remedy sought. The Claimant shall designate one person to act as an arbitrator, and the Respondent shall designate one person to act as an arbitrator.  In the event the Respondent fails to so designate the second arbitrator within ten days of the Claimant’s designation, the second arbitrator shall be designated by the AAA.  The two arbitrators so designated, within ten days after the designation of the second arbitrator, shall designate a third arbitrator or if they are unable to agree upon a third arbitrator, a third arbitrator shall be appointed by the AAA.  The decision or evaluation arrived at by such arbitrators shall be binding and there shall be no appeal therefrom.  Such arbitrators shall have all the powers given to them by legislation of the State of New York respecting private arbitrations and may at any time proceed in such a manner as they may see fit on such notice as they may deem reasonable and in the absence of any party if such party fails to attend.  Each of the Claimant and the Respondent (i) shall be responsible for the payment of

100% of the fees and expenses of the arbitrator designated by it or on its behalf, and (ii) 50% of the fees and expenses of the third arbitrator, if any.

Signature page on next page

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first above written.

CANTEL MEDICAL CORP.,
a Delaware corporation

By:
James P. Reilly, President

CROSSTEX INTERNATIONAL, INC.

By:
Richard Allen Orofino, President

SELLER:
(individually)

RICHARD ALLEN OROFINO